Exhibit 10.40

CONSULTING AGREEMENT

             This consulting agreement (“Agreement”) is executed as of March 15, 2001, by and between The RiceX Company, a Delaware corporation (“Company”) and JDK & Associates, Inc., a California corporation (“Consultant”).

R E C I T A L S

             A.         Company desires to retain the services of Consultant as set forth below, and Consultant desires to be so retained by Company on terms set forth below.

             NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein contained, the parties agree as follows:

1.	Consulting Services. Consultant shall provide services to Company as described in Exhibit “A” attached hereto.

2.	Term. The term of this Agreement shall commence on the date hereof and unless sooner terminated as provided herein, shall terminate on December 31, 2001. The term of this Agreement may be extended beyond December 31, 2001 at the election of either party, subject to negotiation of the terms of such extension.

3.	Time and Manner of Performance. Consultant shall employ TKO International. JDK & Associates and TKO International shall devote such time as is required to provide its services under this Agreement. Consultant shall be available for telephonic and personal consultation and assistance on a reasonable basis consistent with the needs of Company and the necessary performance standards for the services described in this Agreement. All services provided hereunder shall be performed in accordance with good and standard professional practice.

4.	Compensation. In consideration of its services to be rendered hereunder, Company agrees to pay Consultant a fee of $10,000 per month during the term of this Agreement.

5.	Proprietary Information. Consultant acknowledges that Company operates in a competitive environment, and that Company possesses and will continue to develop and acquire proprietary information of substantial commercial value. The value of that proprietary information depends on it remaining confidential, and by reason of Consultant’s relationship with Company, Consultant will receive certain of that proprietary information in the course of performing this Agreement. Consultant therefore agrees to execute and deliver to Company a Proprietary Information and Inventions Agreement in form reasonably acceptable to Company.

6.	Termination. Either party may terminate this Agreement by giving the other party written notice thereof at least thirty (30) days in advance of the date of termination. In the event Company terminates this Agreement because it is not satisfied with the services performed by Consultant, as determined by Company in Company’s sole and absolute discretion, then effective upon such termination all shares and warrants which have not yet been released to Consultant pursuant to paragraph 7 below shall be returned to Company by Consultant, and Consultant shall have no rights or interest in such unreleased shares and warrants.

7.	Release of Restrictions on Shares and Warrants. So long as Consultant is performing its services hereunder to the satisfaction of Company, Company agrees to remove its existing restrictions on transfer with respect to the shares of common stock and warrants of Company currently held by Consultant on the terms set forth in this paragraph 7. Concurrent with the execution of this Agreement, Company shall remove its existing restrictions on transfer with respect to 500,000 shares of Company’s common stock held by Consultant, and so long as Company is satisfied with Consultant’s services, shall release an additional 40,000 shares per month from such restrictions on the first day of each month commencing on May 15, 2001 and continuing through December 1, 2001. In addition, so long as Company is satisfied with Consultant’s services, Company also will release its existing restrictions on transfer with respect to 100,000 warrants per month commencing on May 15, 2001 and ending December 1, 2001.

8.	Miscellaneous.

	a.	Independent Contractor. Consultant agrees that in performing this Agreement, he is acting as an independent contractor and not as an employee or agent of Company. As an independent contractor, Consultant shall not be eligible for any benefits which Company may provide to its employees. All persons, if any, hired by Consultant to perform this Agreement shall be employees of Consultant and shall not be construed as employees or agents of Company in any respect. Consultant shall be responsible for all taxes, insurance and other costs and payments legally required to be withheld or provided in connection with Consultant’s performance of this Agreement, including without limitation, all withholding taxes, worker’s compensation insurance, and similar costs.

	b.	Time is of the Essence. Time is of the essence in the performance of the parties’ respective obligations herein contained.

	c.	Further Assurance. Each party agrees that upon the request of the other it will, from time to time, execute and deliver to such other party all such instruments and documents of further assurance or otherwise, and will do any and all such acts and things, as reasonably may be required to carry out the obligations of such party hereunder and consummate the transactions contemplated hereby.

	d.	Headings. The headings of this Agreement are included for purposes of reference and convenience only and shall not limit or otherwise affect the construction or interpretation of any of the provisions of this Agreement

	e.	Entire Agreement: Modification. This Agreement, including all exhibits, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith. No supplement, modification or amendment of this Agreement shall be effective unless executed in writing by the parties hereto.

	f.	Notice. Whenever the service or the giving of any document or consent by or on behalf of any party hereto upon any other party is herein provided for, or becomes necessary or convenient under the provisions of this Agreement or any document related hereto, a valid and efficient service of such document shall be effected by delivering the same in writing to such party in person, by Federal Express or other reputable courier, by facsimile, or by sending the same by registered or certified mail, return receipt requested, and shall be deemed received upon personal delivery if delivered personally, by Federal Express or other reputable courier or by facsimile, or four (4) business days after deposit in the mail in the United States, postage prepaid, addressed to the person to receive such notice or communication at the following address:

                                        Company:         Daniel L. McPeak, Sr.
                                        The RiceX Company
                                        1241 Hawk’s Flight Court
                                        El Dorado Hill, California 95762
                                        Telephone:  (916) 933-3000
                                        Facsimile:  (916) 933-3333

                                                     Consultant:      Joseph D. Kowal/TKO International
                                                     JDK & Associates, Inc.
                                                     19800 Mac Arthur Boulevard
                                                     Suite 880
                                                     Irvine, California 92612
                                                     Telephone:  (949) 222-2955
                                                     Facsimile:  (94) 222-2965

Notice of change of address shall be given by written notice in the manner detailed in this paragraph 8.f.

g.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

h.	Law Governing. This Agreement shall be construed in accordance with, and shall be governed by, the laws of the State of California.

i.	Successors and Assigns. Consultant may not assign any of his rights, duties or obligations hereunder without the prior written consent of company, which consent may be withheld in Company’s sole and absolute discretion. Subject to the foregoing, this Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

j.	Severability. In the event any portion of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Agreement, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been a part of this Agreement.

k.	Gender and Number. As used in this Agreement, the masculine, the feminine and the neuter gender, and the singular or plural number, shall be deemed to include the others wherever the context so indicates or requires.

l.	Attorneys’ Fees. In the event of the bringing of any action by either party hereto against the other arising out of this Agreement, the party who is determined to be the prevailing party shall be entitled to recover from the other party all costs and expenses of suit, including reasonable attorneys’ fees.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
THE RICEX COMPANY
A Delaware corporation
(“Company”)

By:	/s/ Daniel L. McPeak, Sr.

Its: COB/CEO

JDK & ASSOCIATES, INC.
A California corporation
(“Consultant”)

By:	/s/ Joseph D. Kowal

Its: President

Exhibit “A”

Consulting Services

JDK & Associates, Inc. (“JDK”) shall develop an “investment story” regarding The RiceX Company (“RiceX”) in order to attract and enlist long term relationships for RiceX, expose RiceX to the financial community and stimulate investor interest in RiceX, and review and revise RiceX’s promotional materials and provide other consulting services reasonably requested by RiceX.